EXHIBIT 23.3



              CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS


We have issued our reports dated May 28, 2002, accompanying the consolidated financial statements of Anthrogenesis Corp. and Subsidiary contained in the Registration Statement. We consent to the use of the aforementioned reports in the Registration Statement, and to the use of our name as it appears under the caption "Experts."

/s/ Grant Thornton LLP

GRANT THORNTON LLP

Edison, NJ
November 25, 2002